Protective Life Corporation Post Office Box 2606 Birmingham, Alabama 35202 205-268-1000

March 25, 2005

Dear Share Owners:

It is my pleasure to invite you to Protective’s annual meeting of share owners. We will hold the meeting on Monday, May 2, 2005 at 10:00 a.m., Central Time, at our home office in Birmingham, Alabama. At this meeting, we will consider the matters described in the proxy statement and review the major developments since our last share owners’ meeting.

This booklet includes the notice of annual meeting and our proxy statement. The proxy statement describes the business that we will conduct at the meeting and provides information about Protective. The Company’s 2004 Annual Report to Share Owners is also enclosed.

Your vote is important to us, no matter how many shares you own. You may vote over the Internet, by telephone or by using a traditional proxy card. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted your proxy.

We look forward to your participation.

Sincerely yours,

John D. Johns
Chairman of the Board, President
and Chief Executive Officer

NOTICE OF 2005 ANNUAL MEETING OF SHARE OWNERS

Date:	Monday, May 2, 2005
Time:	10:00 a.m. Central Time
Place:	Protective Life Corporation 2801 Highway 280 South Birmingham, Alabama 35223

Dear Share Owners:

At the annual meeting, we will ask you to:

•       Elect 11 Directors,

•       Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants, and

•       Transact any other business that may be properly presented at the meeting.

You may vote at the annual meeting if you were a share owner of record at the close of business on March 4, 2005.

The annual meeting may be postponed by an announcement at the meeting, and reconvened at a later time. Any business for which this notice is given may be transacted at the subsequent meeting.

By Order of the Board of Directors,

DEBORAH J. LONG, Secretary

March 25, 2005

PROXY STATEMENT

The Board of Directors is soliciting proxies to be used at our annual meeting of share owners. The annual meeting will be held on Monday, May 2, 2005, beginning at 10:00 a.m., Central Time, at our home office at 2801 Highway 280 South, Birmingham, Alabama 35223. This proxy statement and the enclosed form of proxy are being mailed to share owners beginning on or about March 25, 2005.

“We,” “our,” “Protective” and “Company” each refers to Protective Life Corporation.

QUESTIONS AND ANSWERS ABOUT
PROXY MATERIALS AND ANNUAL MEETING

What is a proxy?

A proxy is another person whom you designate to vote your stock. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (“SEC”) requires us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, share owners will act upon the proposals outlined in the notice of meeting, including the election of directors and ratification of the appointment of the Company’s independent accountants. Also, the Company’s management will report on Protective’s performance during the last fiscal year and respond to appropriate questions from share owners.

What is the record date and what does it mean?

The record date for the annual meeting is March 4, 2005. The record date is established by the Board of Directors. Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares are entitled to vote at the annual meeting?

On March 4, 2005, 69,608,132 shares of common stock were outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on each proposal.

What happens if the meeting is postponed or adjourned?

The meeting may be postponed or adjourned by an announcement at the meeting. If this happens, the proxies may vote your shares at the subsequent meeting as well, unless you have revoked your voting instructions.

What constitutes a quorum at the meeting?

The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy at the meeting, will constitute a quorum for transacting business.

What is the difference between a share owner of record and a “street name” holder?

If your shares are registered directly in your name with The Bank of New York, the Company’s stock transfer agent, you are considered the share owner of record of those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a share owner of record, you can give a proxy to be voted at the meeting either:

•       over the telephone by calling a toll-free number;

•       electronically, using the Internet; or

•       by mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a share owner of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, your shares will be voted as you direct.

If you hold your shares in street name, your broker or nominee will vote your shares as you direct. You must give your voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What does it mean if I get more than one proxy card?

If you get more than one proxy card, it means that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to be sure that all of your shares are voted.

Can I vote my shares in person at the meeting?

Yes. If you are a share owner of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, if you are a street name holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote for some nominees and against others. The proposal related to the election of directors is described in this proxy statement beginning at page 4.

For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants, you may vote for the proposal or against the proposal, or abstain from voting on the proposal. This proposal is described in this proxy statement beginning at page 24.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants (Proposal 2).

What if I do not specify how I want my shares voted?

If you sign and return your proxy card but do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, they will be voted FOR all of the nominees for director (Proposal 1), and FOR ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants (Proposal 2).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•       by submitting written notice of revocation to the Secretary of the Company;

•       by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•       by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by share owners who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists, and have the effect of a vote “against” any proposal as to which they are specified.

What are “broker non-votes,” and how are they counted?

If you hold your shares in street name, your broker or nominee can generally vote only in accordance with your instructions. However, if it has not received your voting instructions within ten days before the meeting, it can vote on any proposal that is considered “routine” by the New York Stock Exchange. If the broker or nominee cannot vote on a proposal because it is not routine, there is a “broker non-vote” on that proposal. Broker non-votes are counted for quorum purposes, but do not count as votes for or against the proposal.

We expect that the New York Stock Exchange will consider Proposal 1 (election of directors) and Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants) to be routine proposals.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our Bylaws, an item of business can be brought to a vote at the meeting only if it is specified in the meeting notice, or brought before the meeting by the Board of Directors or by a share owner who has met the notice requirements in the Bylaws. We have not received any such notice from a share owner.

If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Will the Board of Directors attend the annual meeting?

Our policy calls for the directors to attend the annual meeting. Last year, eleven of our twelve directors attended the annual meeting.

Who pays for the proxy solicitation?

We pay the costs of soliciting proxies. We retain ADP Investor Communication Services to send proxy materials to share owners of record and to street name holders. Some of our employees may also help solicit proxies from time to time. They do not receive any extra or special pay for doing this.

PROPOSAL 1:  ELECTION OF DIRECTORS

The entire Board of Directors, which on May 2, 2005 will consist of eleven members, will be elected at the annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

Each of the director nominees is now a member of the Board of Directors. Each nominee has been previously elected by the share owners. Each of the directors attended at least 75% of the combined Board of Director and committee meetings held during the period served by that director in 2004.

The Board has reviewed the external commitments of each of our directors, including but not limited to their service as directors on other public company boards, and in each instance the Board feels that participation on these public company boards provides the directors with experience and insight that inures to the Company’s benefit. The Board has concluded that the external commitments of our directors are not excessive and do not negatively impact any director’s ability to satisfy the obligations of service on this Board. Mr. James intends to resign from one outside board by the first annual meeting of such boards in 2006, bringing the number of his outside board memberships to two.

Your shares will be voted as specified on your proxy. If you do not specify how you want your shares voted when you provide your proxy, they will be voted FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted for that other person. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

The nominees for director provided the following information about themselves as of the date of this proxy statement:

Name	Age	Principal Occupation and Directorships	Company Director Since

John J. McMahon, Jr.	62	Chairman of Ligon Industries, LLC (manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders); Chairman of the Executive Committee of McWane, Inc. (pipe and valve manufacturing); Director of Alabama National BanCorporation, John H. Harland Company, and ProAssurance Corporation.	1987

James S. M. French	64	Chairman of the Board and Chief Executive Officer of Dunn Investment Company (materials, construction, and investment holding company), and formerly its President; Director of Energen Corporation, Hilb, Rogal & Hobbs Company, and Regions Financial Corporation.	1996

John D. Johns	53	Chairman of the Board, President and Chief Executive Officer of the Company, and formerly its Chief Operating Officer; also a director and/or officer of each principal Company subsidiary; Director of Alabama National BanCorporation, Alabama Power Company, Genuine Parts Company, and John H. Harland Company.	1997

Donald M. James	56	Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (construction materials and chemicals); Director of The Southern Company, Vulcan Materials Company, and Wachovia Corporation.	1997

J. Gary Cooper	68	Chairman of the Board and Chief Executive Officer of Commonwealth National Bank (banking and financial services); Director of GenCorp Inc., The PNC Financial Services Group, Inc., and United States Steel Corporation.	1999

H. Corbin Day	67	Chairman of the Executive Committee of Jemison Investment Co., Inc. (diversified holding company and venture capital investment firm); Director of Hughes Supply, Inc.	2000

W. Michael Warren, Jr.	57	Chairman of the Board, President and Chief Executive Officer of Energen Corporation (diversified energy holding company), and Chairman and Chief Executive Officer of Alabama Gas Corporation and of Energen Resources Corporation; Director of Energen Corporation.	2001

Malcolm Portera	59	Chancellor of The University of Alabama System (higher education); formerly President of Mississippi State University (higher education); Director of Alabama Power Company and Regions Financial Corporation.	2003

Thomas L. Hamby	55	President, Alabama of BellSouth Corporation (telecommunications).	2004

Vanessa Leonard	44	Principal of Leonard Mitchell Consulting (cost accounting consulting services) and Vanessa Leonard, Attorney at Law (legal services); formerly Manager with KPMG LLP’s Higher Education Consulting Group (higher education consulting services); Trustee of The University of Alabama System.	2004

William A. Terry	47	Principal, Chief Compliance Officer and Corporate Secretary of Highland Associates, Inc. (SEC registered investment advisor); Chairman of the Board, President and Chief Compliance Officer of Highland Information Services, Inc. (registered broker-dealer); and Member of Highland Strategies, LLC (developer and distributor of alternative investment funds).	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE ELECTION OF ALL 11 NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors.   The Board of Directors oversees the business and affairs of Protective and monitors the performance of the Company’s management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through reports from and discussions with the Chief Executive Officer and other key executives and, as necessary, the Company’s outside advisors. There were seven meetings of the Board of Directors in 2004.

Our Corporate Governance Guidelines provide that a majority of our directors must meet the criteria for independence as required by the New York Stock Exchange listing standards. The Board reviews the independence of the directors at least annually. In making independence determinations, the Board must determine that the director has no material relationship with the Company. A director will not be deemed independent if:

•       the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•       the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       (1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•       the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•       the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In determining a director’s independence, the Board will also observe any other laws and regulations governing the Company and will evaluate any other information that the Board has that may impact independence, which may include commercial, industrial, banking, consulting, legal, accounting, civic, charitable and familial relationships.

Applying these standards, the Board has determined that all ten of our non-employee directors are independent. The only non-independent director is Mr. Johns, our Chairman, President and Chief Executive Officer.

Committees of the Board.   To assist in carrying out its duties and responsibilities, the Board of Directors has an Audit Committee, Compensation and Management Succession Committee, Corporate Governance and Nominating Committee, and Finance and Investments Committee. Only independent directors serve on the Audit Committee, the Compensation and Management Succession Committee, and the Corporate Governance and Nominating Committee. Each Committee has a formal written charter, which is available at the Company’s website (www.protective.com), and reports its actions and recommendations to the Board of Directors.

AUDIT COMMITTEE
Members:	James S. M. French, Chairman J. Gary Cooper H. Corbin Day Donald M. James William A. Terry
Meetings in 2004:	6
Functions:

Oversees the Company’s financial reporting and control processes on behalf of the Board, including assistance in oversight of the integrity of the Company’s financial statements, its compliance with legal requirements, the independence, qualifications and performance of the independent accountants, and the performance of the Company’s internal audit function.

Reviews internal controls, systems and procedures, accounting policies, and other matters affecting the Company’s financial condition.

Reviews with management and the independent accountants the Company’s annual and quarterly financial statements and financial footnotes. Reviews earnings and earnings press releases with management and the independent accountants prior to publication.

Appoints, evaluates and (if appropriate) terminates the independent accountants, approves all audit engagement fees and terms, and pre-approves all non-audit services.

Reviews with the independent accountants their audit procedures, management letters, and other significant aspects of the audit made by the independent accountants.

The Audit Committee has concluded that, during 2004, it satisfied its responsibilities under its charter regarding the Company’s controls, internal audit functions and independent accountants. The Audit Committee Report appears on page 23.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
Members:	H. Corbin Day, Chairman Thomas L. Hamby Donald M. James W. Michael Warren, Jr.
Meetings in 2004:	4
Functions:

Reviews and approves the Company’s base salary, annual bonus, and incentive compensation practices with respect to officers and key employees of the Company and its subsidiaries.

Administers annual cash bonus and long-term stock-based incentive programs under the Company’s Annual Incentive Plan and Long-Term Incentive Plan.

Recommends to the Board of Directors a successor to the Chief Executive Officer whenever the need to name a successor arises.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members:	John J. McMahon, Jr., Chairman J. Gary Cooper Vanessa Leonard Malcolm Portera
Meetings in 2004:	2
Functions:

Reviews and advises the Board of Directors on the functions and procedures of the Board of Directors and its Committees, the compensation of the directors for service on the Board of Directors and its Committees, and the selection and tenure of directors.

FINANCE AND INVESTMENTS COMMITTEE
Members:	John D. Johns, Chairman J. Gary Cooper H. Corbin Day James S. M. French Thomas L. Hamby Donald M. James Vanessa Leonard John J. McMahon, Jr. Malcolm Portera William A. Terry W. Michael Warren, Jr.
Meetings in 2004:	3
Functions:

Reviews and acts upon financial and investment matters, including borrowing and lending transactions entered into by the Company and its subsidiaries.

Establishes policies and guidelines for investment of the Company’s assets, reviews the investment and disposition of Company funds, and reviews the risks inherent in the Company’s business and its strategy for understanding and minimizing the consequences of those risks.

DIRECTORS’ COMPENSATION

Directors’ Fees.   Directors’ fees are paid only to directors who are not Protective employees. The following table shows the fees paid to non-employee directors effective as of May 3, 2004:

Directors’ Fees:	Amount:
Annual Retainer for Board Membership	$14,000 and 750 shares of Protective common stock ($20,000 and 800 shares effective as of May 2, 2005)
Additional Annual Retainer for Each Committee Chairperson	$5,000
Attendance Fee for Each Board Meeting
• Out-of-Town Directors	$2,600 / meeting (in person) $1,500 / meeting (by telephone)
• In-Town Directors	$1,500 / meeting
Attendance Fee for Each Committee Meeting	$1,200 / meeting
The current out-of-town Directors are Messrs. Cooper and Portera and Ms. Leonard.

Stock Plan for Non-Employee Directors.   We feel that it is in your best interest, and the best interest of the Company, for director compensation to be tied to your interests as share owners. Therefore, a significant percentage of director compensation is paid in the form of Protective common stock. Each year, the Board of Directors may pay a portion of each outside director’s retainer through the grant to the director of up to 2,000 shares of common stock under the Stock Plan for Non-Employee Directors, which was approved by the share owners in 2004. No more than 100,000 shares may be issued under the Plan before its scheduled May 1, 2014 termination date.

Deferred Compensation Plan for Directors Who Are Not Employees of the Company.   Non-employee directors may elect to defer until a specified date all or any portion of their cash and/or common stock compensation. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Amounts deferred into the interest-bearing equivalent are distributable in cash. Amounts deferred as common stock equivalents are distributable as shares of stock.

CORPORATE GOVERNANCE

Protective has operated under sound corporate governance practices for many years. We believe it is important to disclose to our share owners a summary of our major corporate governance practices. Among the practices to which we adhere are the following:

•       The Company has adopted Corporate Governance Guidelines, which are available on the Company’s website (www.protective.com). These Guidelines include qualifications for directors (including a director retirement age), guidelines for determining director independence, director orientation, and a requirement that the Board and each of its Committees perform an annual self-evaluation. The Board modified the Corporate Governance Guidelines in August 2004 to, among other things, reflect clarifications to the NYSE listing standards.

•       The Company also has available on its website (www.protective.com) the charter of each Committee of the Board and the Company’s Code of Business Conduct. The Code of Business Conduct, which applies to all directors, officers and employees, incorporates a code of ethics that applies to the Company’s Chief Executive Officer and to all of the Company’s financial officers (including the Chief Financial Officer and the Chief Accounting Officer).

•       Share owners may receive a printed copy of the Corporate Governance Guidelines, the charters of the Board’s Committees, and the Code of Business Conduct by mailing a request to the Company’s Secretary at Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202.

•       Our Board meetings are designed to give directors both access to management and the opportunity to discuss matters outside the presence of management. The first part of each meeting is attended by senior management, who are available to answer any questions the directors may have. The second part is attended only by the directors, although selected members of management may attend a portion of this part of the meeting if appropriate for discussion of a specific agenda item; these management members are excused from the meeting after the agenda item has been covered. The third part of our Board meetings, which is regularly scheduled twice a year, is attended only by non-employee directors. This session is chaired by the Chairman of the Audit Committee, who is currently Mr. French.

•       The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

•       Share owners may send communications to the Board of Directors by mailing the communication to Board of Directors, c/o Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. The Company’s Secretary will forward the correspondence to the Chairman of the Corporate Governance and Nominating Committee.

BOARD COMPOSITION, QUALIFICATIONS AND NOMINATIONS

The Corporate Governance and Nominating Committee, and the full Board, have adopted a policy that directors of the Company should be non-employees, with the exception of the Company’s President and Chief Executive Officer. Under this policy, directors should have a background evidencing their high level of knowledge, experience, judgment, education, character, dedication and achievement, and collectively bring a diversity of background, experience and other factors to the Board. Directors should be willing to devote sufficient time and energy to the Company and should be share owners as required by the Company’s Bylaws.

The Corporate Governance and Nominating Committee will consider recommendations for nominees to the Board from Board members and from share owners. Share owners should submit recommendations in writing to the Corporate Governance and Nominating Committee, c/o Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. Please include relevant information (including name, address, telephone numbers, and a brief description of the individual’s background and experience) about the potential nominee. Each individual recommended will be evaluated in light of the criteria described above.

SECURITY OWNERSHIP

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of March 4, 2005 (unless otherwise noted) by each current director, each of the executive officers named in the Summary Compensation Table, all current directors and executive officers of the Company as a group, and persons the Company believes to beneficially own 5% or more of our common stock.

Name of	Amount and Nature of Beneficial Ownership (1)				Percent of Class (1)
Beneficial Owner	Sole Power		Shared Power (2)
John J. McMahon, Jr.	21,900	(3)	77,938		*
James S. M. French	13,482	(3)	31,800	(4)	*
John D. Johns	149,169	(5)	4,200		*
Donald M. James	14,556	(3)	0		*
J. Gary Cooper	3,750		0		*
H. Corbin Day	46,784	(3)	39,000	(6)	*
W. Michael Warren, Jr.	6,744	(3)	1,357		*
Malcolm Portera	3,934	(3)	0		*
Thomas L. Hamby	856	(3)	0		*
Vanessa Leonard	869	(3)	0		*
William A. Terry	2,358	(3)	0		*
R. Stephen Briggs	118,647	(5)	3,045		*
Allen W. Ritchie	19,214	(5)	0		*
Richard J. Bielen	54,230	(5)	0		*
Deborah J. Long	50,034	(5)	0		*
All current directors and executive officers as a group (24 persons)	664,038	(3)(5)(7)	157,340		1.2%
AmSouth Bancorporation	0		4,554,166	(8)	6.5	% (8)
* less than 1%

NOTES:

(1)                       The number of shares reported includes shares that are deemed to be beneficially owned under SEC regulations. Under these regulations, a person is generally deemed to beneficially own shares as to which such person holds or shares, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power. The total number of shares beneficially owned is subdivided, where applicable, into two categories:  shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

(2)                       This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer (or the spouse of the director or officer) as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.

(3)                       Includes stock equivalents held by certain directors under the Company’s Deferred Compensation Plan for Directors Who Are Not Employees of the Company, as follows: Mr. McMahon — 21,900 stock equivalents; Mr. French — 11,982 stock equivalents; Mr. James — 13,556 stock equivalents; Mr. Day — 9,784 stock equivalents; Mr. Warren — 6,444 stock equivalents; Dr. Portera — 3,834 stock equivalents; Mr. Hamby — 847 stock equivalents; Ms. Leonard — 794 stock equivalents; Mr. Terry — 1,858 stock equivalents; and all current directors and executive officers as a group — 70,999 stock equivalents. Each stock equivalent entitles the director to receive, upon distribution, one share of common stock.

(4)                       Includes 30,000 shares of common stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board and Chief Executive Officer.

(5)                       Includes shares allocated to accounts under the Company’s 401(k) and Stock Ownership Plan as follows:  Mr. Johns — 7,686 shares; Mr. Briggs — 34,589 shares; Mr. Ritchie — 552 shares; Mr. Bielen — 13,626 shares; Ms. Long — 2,689 shares; and all current directors and executive officers as a group — 110,515 shares.

Includes stock equivalents held under the Company’s Deferred Compensation Plan for Officers, as follows:  Mr. Johns — 137,083 stock equivalents; Mr. Briggs — 66,200 stock equivalents; Mr. Ritchie — 18,662 stock equivalents; Mr. Bielen — 33,108 stock equivalents; Ms. Long — 47,345 stock equivalents; and all current directors and executive officers as a group — 463,212 stock equivalents. Each stock equivalent entitles the participant to receive, upon distribution, one share of common stock.

Does not include the following stock appreciation rights (‘‘SARs’’):  Mr. Johns — 639,502 SARs; Mr. Briggs — 120,721 SARs; Mr. Ritchie — 102,700 SARS; Mr. Bielen — 102,017 SARs; Ms. Long — 50,762 SARs; and all current directors and executive officers as a group — 1,212,618 SARs.

(6)                       Includes 5,000 shares of common stock owned by the Day Family Foundation, of which Mr. Day is a trustee, and 34,000 shares of common stock owned by Jemison Investment Co., Inc., of which Mr. Day is Chairman of the Executive Committee.

(7)                       Officers and directors do not own any stock of any affiliate of the Company, with one exception. Brent E. Griggs, an officer of the Company, owns 10 shares of stock in one of two Louisiana insurance affiliates for which he serves as a director, as previously required by Louisiana law.

(8)                       AmSouth Bancorporation, AmSouth Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, has advised the Company that, in its capacity as a holding company, it may be deemed the beneficial owner, as of December 31, 2004, of 4,554,166 shares of common stock. AmSouth Bancorporation reported that it has no sole voting or investment power, but has shared voting power with respect to 3,644,729 shares, and shared investment power with respect to 4,135,514 shares. AmSouth Bank, AmSouth Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, a subsidiary of AmSouth Bancorporation, has advised the Company that, in its capacity as a bank fiduciary of various trusts and estates, it may be deemed the beneficial owner, as of December 31, 2004, of 4,554,166 shares of common stock. AmSouth Bank reported that it has no sole voting or investment power, but has shared voting power with respect to 3,644,729 shares, and shared investment power with respect to 4,135,514 shares. AmSouth Bank has further advised the Company that none of the separate trusts and estates of which it is fiduciary holds as much as 5% of the outstanding shares of common stock. AmSouth Bancorporation reported its beneficial ownership as of December 31, 2004 as 6.6% which it has advised the Company includes beneficial ownership by its subsidiary, AmSouth Bank. The table shows the percentage based on 69,608,132 shares of common stock outstanding on March 4, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors and executive officers of the Company are required to file reports with the SEC showing changes in their beneficial ownership of our common stock. We have reviewed copies of these reports and written representations from the individuals who are required to file reports. Based on this review, we believe that each of our directors and executive officers complied with these reporting requirements in 2004, with the following exceptions. Brent E. Griggs, an officer of the Company, failed to include 397 shares of the Company’s stock in his Initial Statement of Beneficial Ownership of Securities on Form 3 and to include 43 shares of the Company’s stock received under an exempt dividend reinvestment plan in his end of period holdings on his appropriately filed Form 4 reports. Mr. Griggs subsequently filed amendments to his Form 3 and his most recent Form 4 to report these holdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Management Succession Committee are Messrs. Day (Chairman), Hamby, James and Warren. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries, or has any other relationship with the Company for which the SEC requires disclosure.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation paid to or earned by the Chief Executive Officer and certain other executive officers of the Company as determined under SEC rules (collectively, ‘‘Named Executives’’) during or with respect to the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Underlying Options/ SARs	LTIP Payouts		All Other Compen- sation
		($) (1)(2)	($) (1)(2)(3)	($)	(#) (1)	($) (1)(3)		($) (4)
John D. Johns	2004	$ 702,917	$ 1,417,000	$0	0	$ 1,210,479	(5)	$ 8,200
Chairman of the Board,	2003	$ 670,833	$ 1,228,500	$0	0	$ 0		$ 8,000
President & Chief	2002	$ 625,000	$ 578,500	$0	300,000	$ 656,039		$ 8,000
Executive Officer
R. Stephen Briggs	2004	$ 407,500	$ 405,000	$0	0	$ 294,945	(5)	$ 8,200
Executive Vice	2003	$ 377,500	$ 319,200	$0	15,000	$ 0		$ 8,000
President, Life &	2002	$ 337,500	$ 205,000	$0	30,000	$ 189,552		$ 8,000
Annuity Division
Allen W. Ritchie	2004	$ 427,917	$ 564,900	$0	0	$ 361,157	(5)	$ 8,200
Executive Vice	2003	$ 390,833	$ 431,300	$0	15,000	$ 383,021		$ 8,000
President & Chief	2002	$ 366,667	$ 181,100	$0	30,000	$ 230,026		$ 8,000
Financial Officer
Richard J. Bielen	2004	$ 352,083	$ 357,500	$0	0	$ 179,375	(5)	$ 8,200
Senior Vice President,	2003	$ 315,833	$ 279,300	$0	50,000	$ 0		$ 8,000
Chief Investment	2002	$ 265,000	$ 136,600	$0	15,000	$ 104,880		$ 8,000
Officer & Treasurer
Deborah J. Long	2004	$ 307,083	$ 239,700	$0	0	$ 187,802	(5)	$ 8,200
Senior Vice President,	2003	$ 286,667	$ 148,800	$0	0	$ 0		$ 8,000
Secretary & General	2002	$ 266,667	$ 113,000	$0	15,000	$ 109,481		$ 8,000
Counsel

(1)   For more information, see ‘‘Compensation and Management Succession Committee Report on Executive Compensation” at page 17.

(2)   Includes amounts that the Named Executives may have voluntarily elected to contribute to the Company’s 401(k) and Stock Ownership Plan.

(3)   Includes amounts that the Named Executives may have voluntarily deferred under the Company’s Deferred Compensation Plan for Officers.

(4)   All amounts shown represent matching contributions to the Company’s 401(k) and Stock Ownership Plan.

(5)   Long-Term Incentive Plan compensation for 2004 is not yet determinable. The amount shown is the best estimate available as of the date of this proxy statement.

The following table sets forth information regarding the value of the stock appreciation rights held by the Named Executives based on the value of our common stock as of December 31, 2004. None of the Named Executives exercised stock appreciation rights during 2004.

Fiscal Year End Option/SAR Values

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)			Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
	Exercisable/Unexercisable			Exercisable/Unexercisable

John D. Johns	266,302	/	350,000	$6,158,110	/	$4,226,000
R. Stephen Briggs	69,721	/	45,000	$1,615,814	/	$563,700
Allen W. Ritchie	0	/	95,000	$0	/	$1,135,200
Richard J. Bielen	32,317	/	65,000	$731,708	/	$970,350
Deborah J. Long	32,962	/	15,000	$744,853	/	$160,350

In 2004, the Compensation and Management Succession Committee awarded performance shares under the Company’s Long-Term Incentive Plan to the Named Executives as indicated in the following table. These awards are generally payable, if at all, after the results of a comparison group of companies for the four-year period ending December 31, 2007 are known.

Long-Term Incentive Plan—Awards in Last Fiscal Year

	Number of Shares, Units or	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans (# of shares)
	Other	Maturation or
Name	Rights (#) (1)(2)	Payout	Threshold	Target	Maximum
John D. Johns	34,900	December 31, 2007	17,450	43,625	59,330
R. Stephen Briggs	8,200	December 31, 2007	4,100	10,250	13,940
Allen W. Ritchie	12,400	December 31, 2007	6,200	15,500	21,080
Richard J. Bielen	6,400	December 31, 2007	3,200	8,000	10,880
Deborah J. Long	4,300	December 31, 2007	2,150	5,375	7,310

(1)   In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.

(2)   The award is earned based on comparison of the Company’s average return on average equity or total rate of return for a four-year period to the average return on average equity or total rate of return for companies in a peer group. No portion of the award is earned if the Company’s performance is below the median for both measures.

The following table provides information regarding the common stock of the Company that is authorized for issuance under various equity compensation plans as of December 31, 2004.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by share owners	2,842,876	(1)	$25.01	(2)	3,964,286	(3)
Equity compensation plans not approved by share owners	991,763	(4)	Not Applicable		Not Applicable (5)
Total	3,834,639	(1)(4)	$25.01	(2)	3,964,286	(3)(6)

(1)   Includes (a) 1,438,979 shares of common stock issuable with respect to outstanding stock appreciation rights (“SARs”) granted under the Long-Term Incentive Plan, and 580,000 shares of common stock issuable with respect to outstanding SARs granted under the Company’s 1996 Stock Incentive Plan (assuming for this purpose that one share of common stock will be issued with respect to each outstanding SAR); and (b) 823,897 shares of common stock issuable with respect to outstanding performance share awards granted under the Long-Term Incentive Plan (assuming maximum earn-out of the awards).

(2)   Based on exercise prices of outstanding SARs.

(3)   Represents (a) 3,864,286 shares of common stock available for future issuance under the Long-Term Incentive Plan; and (b) 100,000 shares of common stock available for future issuance under the Stock Plan for Non-Employee Directors.

(4)   Includes (a) 76,568 shares of common stock issuable with respect to stock equivalents pursuant to the Company’s Deferred Compensation Plan for Directors Who Are Not Employees of the Company; (b) 700,014 shares of common stock issuable with respect to stock equivalents pursuant to the Company’s Deferred Compensation Plan for Officers; and (c) 215,180 shares of common stock issuable with respect to stock equivalents pursuant to the Company’s Deferred Compensation Plan for Sales Managers, Agents and Representatives.

(5)   The plans listed in Note 4 do not currently have limits on the number of shares of common stock issuable thereunder. The total number of shares of common stock that may be issuable thereunder will depend upon, among other factors, the deferral elections made by participants in such plans.

(6)   Plus any shares that become issuable under the plans listed in Note 4.

Under the Company’s Deferred Compensation Plan for Officers (which has been in effect since 1994), officers of the Company may elect to defer until a specified date all or any portion of their AIP bonuses and/or common stock compensation and up to 25% of base salary. Cash amounts may be deferred into a common stock equivalent or in several mutual fund equivalents. Stock compensation may only be deferred as common stock equivalents. Amounts deferred into the mutual fund equivalents are payable in cash. Amounts deferred as common stock equivalents are payable as shares of common stock. Both the AIP and the long-term incentive plans pursuant to which common stock compensation is paid have been previously approved by the share owners.

Certain independent regional sales managers and other insurance representatives may elect to defer until a specified date all or any portion of their commissions and other compensation from the Company under the Company’s Deferred Compensation Plan for Sales Managers, Agents, and Representatives. A regional sales manager may elect for deferrals to be treated as invested in mutual fund equivalents. A regional sales manager who elects to defer a special supplemental bonus will be allocated a matching contribution into the mutual fund equivalents. Amounts deferred into the mutual fund equivalents are payable in cash. Certain amounts deferred before January 1, 2005 as common stock equivalents are payable as shares of common stock.

For a description of the Company’s Deferred Compensation Plan for Directors Who Are Not Employees of the Company, see page 9.

Other Plans and Arrangements

Retirement Benefits.   The table below illustrates the annual pension plan benefits payable to executive officers under the Protective Life Corporation Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of a benefit could be substantially below those illustrated.

Pension Plan Table

Remuneration	Years of Service
	15	20	25	30	35
$150,000	$32,529	$43,372	$54,215	$65,057	$75,900
200,000	44,529	59,372	74,215	89,057	103,900
250,000	56,529	75,372	94,215	113,057	131,900
300,000	68,529	91,372	114,215	137,057	159,900
400,000	92,529	123,372	154,215	185,057	215,900
500,000	116,529	155,372	194,215	233,057	271,900
750,000	176,529	235,372	294,215	353,057	411,900
1,000,000	236,529	315,372	394,215	473,057	551,900
1,250,000	296,529	395,372	494,215	593,057	691,900
1,500,000	356,529	475,372	594,215	713,057	831,900
1,750,000	416,529	555,372	694,215	833,057	971,900
2,000,000	476,529	635,372	794,215	953,057	1,111,900

Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading ‘‘Annual Compensation’’ in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in determining average compensation.

The Named Executives and their credited years of service as of December 31, 2004 are shown in the following table.

Name	Years of Service
John D. Johns	11
R. Stephen Briggs	32
Allen W. Ritchie	3
Richard J. Bielen	14
Deborah J. Long	11

Employment Continuation Agreements.   The Company has Employment Continuation Agreements with each of the Named Executives. These agreements provide for certain benefits if the executive’s employment is actually or constructively terminated (by means of a reduction in duties or compensation) following certain events constituting a ‘‘change in control.’’ These benefits include (a) a payment equal to three times (for Messrs. Johns, Briggs and Ritchie) or two times (for Mr. Bielen and Ms. Long) the sum of (1) the executive’s annual base salary in effect at the time of the change in control, (2) the average Annual Incentive Plan bonus paid to the executive for the three years before the change in control, and (3) (for Messrs. Johns, Briggs and Ritchie) the average value over the last three years of the performance shares, stock appreciation rights, and other long-term incentives granted to the executive (excluding special or “one time” grants); (b) payment of an amount equal to the executive’s target bonus opportunity under the Annual Incentive Plan for the year in which termination of employment occurs; (c) continuation (for up to twenty-four months) in the Company’s medical, accident, disability, and life insurance plans as provided to the executive immediately before termination of employment; (d) payment of an amount equal in value to the increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan’s maximum on credited service); and (e) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

Air Travel and Expense Reimbursement.   Under the Corporate Aircraft Policy adopted by the Board of Directors, family members or guests of employees of the Company (including the Named Executives) may, with the approval of the Chief Executive Officer, travel on a corporate aircraft if the aircraft is making a business-related flight, there are empty seats on the flight, and the flight would not need to be modified to include special landings or additional destinations for personal purposes. The employee is assessed imputed taxable income to the extent required by the Internal Revenue Code. For 2004, Mr. Johns was assessed $4,707 in imputed taxable income pursuant to this policy.

The Company reimburses its directors and employees (including the Named Executives) for customary and reasonable expenses that are associated with business travel. Such reimbursement may include reimbursement of expenses incurred by a director’s or employee’s spouse to attend an event, meeting or conference to which the spouse has been invited, if the presence of the spouse is required for a recognized business purpose.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation and Management Succession Committee (‘‘Committee’’) reviews and approves the Company’s compensation practices with respect to the officers and key employees of the Company and its subsidiaries. It has the responsibility to satisfy itself that the officers and key employees are effectively compensated through salaries and annual and long-term incentives that are internally equitable, externally competitive, and commensurate with Company and individual performance. The Committee members are all independent non-employee directors.

Overview.   The objectives of the Company’s executive compensation program are to attract the most qualified executives, to motivate these executives to achieve high levels of performance, and to retain executives who contribute to the Company’s success.   The program is designed to support Protective’s business goals by implementing incentive programs that measure and reward attainment of key measures of that success. The program is also designed to add share owner value by aligning the financial interests of executives and the share owners.

The Committee has engaged the services of Hewitt Associates LLC, an independent compensation consultant, to help it fulfill its duties. All fees and expenses of this independent consultant are paid by the Company. Hewitt Associates provides the Committee with competitive compensation data through compensation surveys, its own databases, and analysis of proxy statements. In particular, Hewitt Associates reviews the pay practices of other life insurance and financial companies (including those in the peer group shown on page 22) and other companies with which Protective competes for executive talent. Hewitt Associates also makes recommendations regarding the amount and type of compensation to be provided to the Company’s officers and key employees.

The executive compensation program has three components:  base salary, annual incentive awards and long-term equity-based incentives.

Base Salary.   The Committee’s compensation strategy for executive officers is to pay salaries at or near the median which, when supplemented by an Annual Incentive Plan award, will produce total cash compensation commensurate with the cash compensation paid by a peer group of companies.

Individual competence, length of time within a position, and comparisons to salaries for similar positions in other companies (adjusted for size) help determine an officer’s salary. For the Chief Executive Officer, the Committee also considers Company performance when setting the appropriate base salary level. No specific weights are given to any of the factors considered by the Committee. The Committee established Mr. Johns’s annual base salary as President and Chief Executive Officer at $708,500, effective March 1, 2004, based upon the factors described above.

Annual Incentive Awards.   The Company has had an annual cash bonus plan since 1973. The Annual Incentive Plan (‘‘AIP’’) was established to reward, retain, and provide incentives for outstanding performance for officers and key employees.

The AIP is administered by the Committee. The Committee determines the target bonus opportunity and performance objectives for the Chief Executive Officer and certain other key executives. With the approval of the Chief Executive Officer, the Company’s executive officers select other officers and employees for participation in the AIP, and establish their individual target bonus opportunities and performance objectives. The Committee sets the total amount of bonuses payable for each year and reviews the methodology used to determine individual bonuses.

Currently, there are 331 employees in the AIP, including the Chief Executive Officer. Each employee has a target bonus percentage of 4% to 100% of salary. Bonus payments, when made, may range from 33% to 200% of the target. The Committee is authorized to determine the percentage of AIP bonuses earned and may direct that no AIP bonuses be paid.

An individual’s AIP bonus is based upon Company performance and, in addition, may also be based upon divisional and/or individual performance criteria related to the employee’s responsibilities that are consistent with overall Company objectives. The Chief Executive Officer’s AIP bonus is based solely on the Company’s achieved operating earnings per share according to a range fixed for the year at the Committee’s March meeting. For the other executive officers, 75% to 100% of their respective AIP bonus opportunities for 2004 were based upon the Company’s 2004 operating earnings per share. The Committee specifically reviews and approves the annual bonus paid to each of the executive officers, including the Chief Executive Officer.

Under the terms fixed by the Committee, Mr. Johns would earn a target AIP bonus for 2004 of 100% of base salary if the Company’s 2004 operating earnings per share were $3.01. A maximum bonus, 200% of target or 200% of base salary, would be paid if the Company’s operating earnings per share were $3.13. A threshold bonus, 33% of target or 33% of base salary, would be paid if the Company’s operating earnings per share were $2.86, and no bonus would be paid if the Company’s operating earnings per share were below $2.86. Based on the Company’s 2004 operating earnings per share of $3.32, Mr. Johns earned an AIP bonus of 200% of base salary, or $1,417,000.

Stock Incentive Awards.   The Company’s Long-Term Incentive Plan was adopted by the share owners in 1973. The purpose of the Plan is to motivate officers and key employees to focus on the Company’s long-range earnings performance, to reward them based on long-range results, and to provide them with a way to increase share ownership in the Company. Under the Long-Term Incentive Plan, officers and key employees of the Company and its subsidiaries, who are determined by the Committee to have a substantial opportunity to influence the long-term growth in profitability of the Company, may be awarded stock-based incentive compensation. The Committee’s objective is to provide long-term compensation which is competitive to that offered to persons performing similar functions at insurance companies of comparable size. In 2004, the Committee awarded performance shares under this program.

Taking into account the recommendations of the independent compensation consultant, the Committee determined the aggregate value of the long-term incentives to be granted to each officer of the Company in 2004. The number of performance shares awarded to each officer was determined by dividing the value of the long-term incentives to be granted to that officer by the value of a performance share (as determined by the independent compensation consultant). Mr. Johns was awarded 34,900 performance shares in 2004. For 2004, a total of 125,670 performance shares was awarded to 47 participants (including Mr. Johns).

Payment of performance share awards is based upon a comparison of the Company’s average return on average equity and total rate of return for a four-year award period to that of the companies in a comparison group of publicly held life insurance companies, multi-line insurers and insurance holding companies during the award period. Payment of the award will occur if the Company achieves its comparison levels with respect to either average return on average equity or total rate of return. The comparison group is generally comprised of the Company and the 40 largest publicly held stock life and multi-line insurance companies, each having net worth in excess of $100 million, ranked according to net worth. If a company in the comparison group is acquired or exits the insurance industry during the award period, that company is ranked below the Company for comparison purposes.

If the Company’s four-year results are below the median, or threshold, of the comparison group, no portion of the award is earned. If the Company’s four-year results are at the median, 50% of the award is earned. Company results at target, or the top 25% of the comparison group, would result in up to 125% of the award being earned for each executive officer. Company results in the top 10% would result in up to 170% of the award being earned for each executive officer. For Mr. Johns, Company results at the target and maximum levels result in 125% and 170% (respectively) of the award being earned.

If an award is earned (based on the conditions determined by the Committee at the time of the award), unless the employee elects to defer receipt under the Deferred Compensation Plan for Officers, the employee receives payment (in cash approximately equal to the income tax withholding obligation on the award and the balance in common stock) of all or part of the award four years after the award date.

Final results for the four-year award period ending in 2004 are unavailable at this time. Based on the information available as of the date of this proxy statement, it is anticipated that the Company’s results will place Protective in the top 20% of the comparison group. At this level of performance, Mr. Johns would earn approximately $1,210,479 in common stock and cash (as determined by the Committee), representing 141% of his 2001 performance share award.

Stock Ownership Guidelines.   The Company has always encouraged its executive officers to hold shares of the Company’s common stock, in order to align their interests with those of the share owners. The Committee has adopted stock ownership guidelines in order to formalize this long-standing policy. Under the guidelines, the Company’s officers are not to dispose of shares of common stock unless their holdings exceed a multiple of their base salary. The applicable multiples are:  Chief Executive Officer, five times base salary; Executive Vice Presidents, three times base salary; Senior Officers, two times base salary; and Vice Presidents, one times base salary.

Adoption of SFAS 123.   The Company has adopted SFAS No. 123. Accordingly, the Company’s net income has been reduced by the estimated cost of long-term equity-based incentive and other compensation, and the performance criteria under the Annual Incentive Plan and the Long-Term Incentive Plan reflect accruals for estimated compensation to be awarded under the Plans.

Limits to Tax Deductibility of Executive Compensation.   Section 162(m) of the Internal Revenue Code provides that the Company may be limited in deducting annual compensation in excess of $1 million paid to certain executive officers, unless the payments are made under qualifying performance-based compensation plans which meet the requirements set forth in Section 162(m). The Committee has considered the effect of Section 162(m) on the Company’s compensation program to develop its policy with respect to the deductibility of executive compensation. The Company’s executive compensation plans have previously been approved by share owners and are designed to comply with the Section 162(m) requirements. It is the Committee’s position that in administering the ‘‘performance based’’ portion of the compensation program for executives, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that in certain circumstances it may be in the best interests of the Company and its share owners to retain the flexibility to exercise its judgment in accessing executive performance and setting compensation for executive officers. Should compliance with Section 162(m) conflict with its compensation policy or with what the Committee believes to be in the best interests of share owners of the Company, the Committee will act in accordance with its policy notwithstanding the effect such action may have on the deductibility of compensation in any given year.

COMPENSATION AND MANAGEMENT
SUCCESSION COMMITTEE
H. Corbin Day, Chairman
Thomas L. Hamby
Donald M. James
W. Michael Warren, Jr.

PERFORMANCE COMPARISON

The following graph compares total returns on Protective’s common stock over the last five fiscal years to the Standard & Poor’s 500 Stock Index (‘‘S&P 500’’) and to a peer comparison group (‘‘Peer Group’’). The graph assumes that $100 was invested on December 31, 1999, and that all dividends were reinvested. Points on the graph represent performance as of the last business day of each of the years indicated.

Comparison of 5 Year Cumulative Total Return
Among Protective Life Corporation,
The S&P 500 Index and a Peer Group

	Cumulative Total Return
	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
Protective Life Corporation	$100.00	$103.41	$94.47	$91.61	$115.18	$147.95
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
Peer Group	100.00	137.56	114.76	92.23	111.70	126.40

The companies included in the Peer Group index are generally the same as those companies included in the Company’s 2004 comparison group of companies for performance share awards under the Long-Term Incentive Plan. The index weights individual company returns for stock market capitalization. The companies included in the Peer Group index are shown in the following table.

Aetna Inc.

AFLAC, Inc.

Alfa Corporation

Allmerica Financial Corporation

Allstate Corporation

American International Group, Inc.

American National Insurance Company

AmerUS Group Co.

Annuity and Life Re (Holdings), Ltd.

Aon Corporation

CIGNA Corporation

CNA Financial Corporation

Delphi Financial Group, Inc.

Erie Family Life Insurance Company

FBL Financial Group, Inc.

Great American Financial Resources, Inc.

The Hartford Financial Services Group, Inc.

Independence Holding Company

Jefferson-Pilot Corporation

Kansas City Life Insurance Company

Lincoln National Corporation

MetLife, Inc.

National Western Life Insurance Company

Nationwide Financial Services, Inc.

Old Republic International Corporation

Penn Treaty American Corporation

The Phoenix Companies

Presidential Life Corporation

Principal Financial Group, Inc.

Protective Life Corporation

Prudential Financial, Inc.

Reinsurance Group of America, Inc.

Scottish Re Group Limited

StanCorp Financial Group, Inc.

Torchmark Corporation

United Insurance Companies, Inc.

Unitrin Incorporated

Universal American Financial Corp.

UNUMProvident Corporation

The composition of the Peer Group has changed from that used in last year’s proxy statement. John Hancock Financial Services and The MONY Group were deleted because they were acquired during 2004.

As discussed in the ‘‘Compensation and Management Succession Committee Report on Executive Compensation,’’ the Company’s long-term incentive compensation is based upon comparisons of the Company’s average return on average equity and total rate of return to that of a comparison group of companies. The following table sets forth the return on average equity and average return on average equity for the Company and the median for the applicable comparison group of companies.

Year	Protective Life Corporation		Comparison Group Median (1)
	ROE (2)	Average ROE (3)(4)	ROE (2)		Average ROE (3)
2004	13.3%	12.7%	13.3	% (5)	9.1	% (5)
2003	13.8	13.0	11.2		6.0
2002	12.5	13.5	7.2		5.2
2001	7.9	13.7	6.6		6.2
2000	14.2	16.0	9.5		7.9

(1)   Companies in the comparison group that have been acquired or have exited the insurance industry have been ranked below the median.

(2)   Return on average equity for the year shown. Average equity excludes net unrealized gains and losses on investments.

(3)   Average return on average equity for the four-year award period ending with the year shown.

(4)   As provided in the Long-Term Incentive Plan, certain special charges were excluded from 2001 net income in determining average ROE for 2002, 2003 and 2004.

(5)   The 2004 comparison group median is not yet determinable. The percentage shown is the best estimate available as of the date of this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial and accounting matters. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. In its oversight role, the Committee relies on the work and assurances (a) of the Company’s management, who has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in the Company’s Annual Report; and (b) of the Company’s independent accountants, who are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles (in accordance with Statement on Audit Standards No. 61, Communication with Audit Committees), the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent accountants their judgments as to the quality, not just the acceptability, of the Company’s accounting principles (in accordance with Statement on Audit Standards No. 61, Communication with Audit Committees) and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and letter provided by the independent accountants to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee discussed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above and in reliance on the representations of management and the independent auditors’ report with respect to the financial statements, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Board of Directors approved this recommendation. The Committee also appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE
James S. M. French, Chairman
J. Gary Cooper
H. Corbin Day
Donald M. James
William A. Terry

FEES PAID TO COMPANY’S INDEPENDENT ACCOUNTANTS

The following table shows the aggregate fees billed by PricewaterhouseCoopers LLP for 2004 and 2003 with respect to various services provided to the Company and its subsidiaries.

	2004	2003
Audit	$3.6 Million	$1.8 Million
Audit-Related	$0.2 Million	$0.1 Million
Tax	$0.5 Million	$1.3 Million
All Other	$0.0 Million	$0.0 Million
Total	$4.3 Million	$3.2 Million

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, including the attestation report on management’s assessment of the Company’s internal control over financial reporting, statutory audits of subsidiaries, issuance of comfort letters, consents, and assistance with review of documents filed with the SEC and other regulatory authorities.

Audit-Related Fees were for assurance and related services related to employee benefit plan audits, due diligence and accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees were for services related to tax compliance (including the preparation of tax returns and claims for refund), tax planning and tax advice, including assistance with tax audits and appeals, advice related to acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other Fees include fees that are appropriately not included in the Audit, Audit-Related, and Tax categories.

The engagement of PricewaterhouseCoopers LLP to render audit and non-audit services for the Company and its subsidiaries for the period ended March 2006 was approved by the Audit Committee on March 7, 2005. The Audit Committee’s policy is to pre-approve, generally for a twelve month period, the audit, audit-related, tax and other services provided by the independent accountants. Under the pre-approval process, the Committee reviews and approves specific services and categories of services and the maximum aggregate fee for each service or service category. Performance of any additional services or categories of services, or of services that would result in fees in excess of the established maximum, requires the separate pre-approval of the Committee or a member of the Committee who has been delegated pre-approval authority.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
COMPANY’S INDEPENDENT ACCOUNTANTS

The Audit Committee, which is composed of independent non-employee directors, has appointed PricewaterhouseCoopers LLP, a firm of independent public accountants, as independent accountants for the Company and its subsidiaries for 2005. This firm or its predecessor has served as independent accountants for the Company and its predecessor since 1974. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by share owners.

In evaluating the selection of PricewaterhouseCoopers LLP as principal independent accountants for the Company and its subsidiaries, the Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent accountants’ independence. It has determined that such services have not affected PricewaterhouseCoopers LLP’s independence. The Committee has also reviewed the non-audit services which were performed in 2004 and determined that they were consistent with Company policy. In addition, the Audit Committee has considered generally the non-audit professional services that PricewaterhouseCoopers LLP will likely be asked to provide for the Company during 2005, and the effect which performing such services might have on audit independence.

Vote Required.   Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants would require the affirmative vote of the holders of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called ‘‘householding.’’  Under this procedure, multiple share owners who share the same last name and address and who do not participate in electronic delivery may receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or by telephone at:  Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may revoke your consent to householding by notifying us at least thirty days before the mailing of proxy materials in March of each year.

If you share an address with another share owner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the address or telephone number given above.

OTHER INFORMATION

Form 10-K Reports Available.   Upon your request we will send you, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC. Please direct your request to: Investor Relations, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, Fax (205) 268-5547. You may also request a copy through the Internet at the Company’s web site (www.protective.com). The Annual Report on Form 10-K is also electronically accessible through the Internet from the ‘‘EDGAR Database of Corporate Information’’ on the SEC web site (www.sec.gov).

Incorporation by Reference.   To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation and Management Succession Committee Report on Executive Compensation,” “Audit Committee Report” (to the extent permitted by the rules of the SEC), and “Performance Comparison” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Share Owner Proposals and Nominations for the 2006 Annual Meeting.   Any proposals of share owners intended to be presented in the Company’s proxy materials and presented at the 2006 annual meeting of share owners must be received in written form by the Company’s Secretary at the Company’s home office on or before November 25, 2005. Also, under our Bylaws, nominees for director or other business proposals to be addressed at the meeting may be made by a share owner entitled to vote who has delivered a notice to the Company’s Secretary no later than the close of business on March 3, 2006 and not earlier than close of business on February 1, 2006. The notice must contain the information required by the Bylaws. Copies of our Bylaws may be obtained from the Company’s Secretary. Please direct your request to: Secretary, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202. These advance notice provisions are in addition to, and separate from, the requirements that a share owner must meet in order to have a proposal included in the proxy statement under SEC rules.

PROTECTIVE LIFE CORPORATION ATTN: INVENTORY SUPPLY ROOM 2801 HIGHWAY 280 SOUTH BIRMINGHAM, AL 35223

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic  delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER  COMMUNICATIONS

If you would like to reduce the costs incurred by Protective Life Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Protective Life Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRTLF1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROTECTIVE LIFE CORPORATION
THE DIRECTORS RECOMMEND A VOTE “FOR”
ITEMS 1 AND 2

Vote On Directors

1. To elect, as Directors of Protective Life Corporation, the nominees listed below.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) John J. McMahon, Jr.	06) H. Corbin Day	☐	☐	☐
02) James S. M. French	07) W. Michael Warren, Jr.
03) John D. Johns	08) Malcolm Portera
04) Donald M. James	09) Thomas L. Hamby
05) J. Gary Cooper	10) Vanessa Leonard
	11) William A. Terry				For	Against	Abstain

Vote On Proposal
2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants.					☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned share owner(s).  If no direction is made, this proxy will be voted FOR items 1 and 2.  If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For comments, please check this box and write them on the back where indicated. ☐

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you
consent to receive certain future investor communications in a
single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

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PROTECTIVE LIFE CORPORATION

Annual Meeting of Share Owners - May 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned share owner(s) of Protective Life Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 25, 2005, and hereby appoint(s) JOHN D. JOHNS and DEBORAH J. LONG, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Share Owners of Protective Life Corporation, to be held May 2, 2005 at 10:00 A.M., Central Time, at Protective Life Corporation, 2801 Highway 280 South, Birmingham, AL 35223, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side and as further described in the Proxy Statement for such meeting.

Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)